Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 19th day of September, 2023, by and between Axalta Coating Systems Ltd. (“Axalta”) and Brian A. Berube (“Consultant”).

WHEREAS, in connection with his retirement, Consultant has provided Axalta his resignation as Axalta’s Senior Vice President, General Counsel and Corporate Secretary, effective as of December 31, 2023 (the “Retirement Date”); and

WHEREAS, Axalta desires that following his retirement Consultant furnish his professional experience to Axalta as an independent contractor, and Consultant is willing to do so, on the terms and conditions set forth below.

In consideration of the foregoing, and the mutual promises, covenants and agreements set forth herein, Axalta and Consultant, intending to be legally bound, hereby agree as follows:

1.Consultant. Axalta agrees to retain Consultant as an independent contractor in connection with the conduct of its business, and Consultant accepts such position, on the terms and conditions provided herein.

2.Term. The term of this Agreement begins immediately following the Retirement Date and, unless earlier terminated as set forth in Section 11, ends on July 31, 2024 (the “Term”).

3.Performance. Consultant covenants and agrees to provide professional consulting services to Axalta at such times and places as the parties, acting reasonably, mutually agree to, such services to include all of the services, and limitations thereon, described on Exhibit A hereto (“Services”). In connection with providing the Services, Consultant shall be allowed to retain his Axalta-provided computer and telecommunications equipment, access to Axalta’s corporate headquarters, access to Axalta e-mail and data, and access to Axalta professional administrative services, each as reasonably necessary for him to effectively fulfill his obligations under this Agreement.

4.Fees.

(a)    As consideration for the Services to be provided by Consultant hereunder, and for assigning the rights described in Section 9 below to Axalta, during the Term, Axalta shall pay Consultant the fees set forth on Exhibit A, the payment of which (in addition to any reimbursable expenses and additional benefits, each as provided below) shall constitute the full and complete compensation for Consultant’s performance of the Services, including compensation for all services, fees, labor, fringe benefits, insurance, profit, overhead and taxes (except sales and use taxes, if any).

(b)    Provided that Consultant has complied with Axalta’s expense reimbursement guidelines (as communicated by Axalta to Consultant from time to time), Axalta will reimburse Consultant at cost for reasonable expenses, including mobile phone and travel expenses, Consultant incurs in connection with providing the Services. Any reimbursements that constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (i) such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (ii) any right to such reimbursements will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

5.Equity Awards. As additional consideration of the Services to be provided by Consultant hereunder:

(a)Consultant’s transition to independent contractor status shall not constitute a Termination of Service for any Axalta restricted stock units and performance share units held by Consultant as of the Retirement Date (the “Eligible Awards”), and such Eligible Awards shall remain outstanding and eligible to vest during the Term in accordance with, and Consultant shall be considered an “Employee” for puruposes of, the terms of the applicable award agreements and the Axalta Coating Systems Ltd. Second Amended and Restated 2014 Incentive Award Plan (the “Plan”), as each may be amended and/or restated from time to time.

(b)Upon the end of the Term, each Eligible Award then outstanding (i) that consists of restricted stock units that remain outstanding and unvested shall be forfeited without consideration and (ii) that consists of performance share units shall be prorated for service during the applicable performance period(s) and eligible to vest based on actual performance in accordance with the other terms and conditions of each such Eligible Award and the Plan, and the remainder of each such Eligible Award shall be forfeited for no consideration.

(c)Consultant’s provision of the Services hereunder shall constitute continued service for purposes of all Eligible Awards under the terms of the applicable award agreements and the Plan. Any Eligible Awards that become vested under this Section 5 shall be settled in accordance with their terms.

(d)Unless Axalta terminates this Agreement and the Term for Cause (as defined in the Restrictive Covenant Agreement), Consultant’s Axalta stock options that are vested and unexercised as of the end of the Term shall remain exercisable until the earlier of (i) the twelve (12) month anniversary of the end of the Term, and (ii) the date the stock option would have expired had Consultant’s employment not terminated.

6.Annual Bonus. Consultant shall be entitled to receive his 2023 annual bonus, based on Axalta’s actual performance for the full year and Consultant’s individual performance which individual performance shall be determined by Axalta’s Chief Executive Officer, and paid at the same time the 2023 annual bonuses are paid to Axalta’s executives.

7.Duties. Consultant hereby covenants and agrees that his duties and responsibilities will include (a) the Services set forth on Exhibit A, (b) at all times representing Axalta in a professional manner and in accordance with the terms of this Agreement, and (c) at all times complying with any and all applicable laws and regulations, as well as any local Axalta facility security, access and other policies and procedures.

8.Confidentiality. Each party shall maintain in confidence any confidential information disclosed by the other party, including any trade secrets, proprietary information, and the terms and conditions of this Agreement (collectively, “Confidential Information”), and each party shall treat the other’s Confidential Information as if it were its own confidential information. Notwithstanding the foregoing, Confidential Information shall not include information that (a) is in the possession of the receiving party at the time of disclosure as evidenced by the receiving party’s files and records immediately prior to the time of disclosure, (b) prior to or after the time of disclosure becomes a part of public knowledge or literature, not as a result of any direct or indirect breach of the terms of this Agreement or any other similar provision by which the receiving party is bound, (c) is approved for release by the disclosing party, or (d) is independently developed by the receiving party without use or benefit of the disclosing party’s Confidential Information. In addition, neither party shall provide the Confidential Information disclosed hereunder to any third party nor use such Confidential Information for any purpose other than in connection with the performance of this Agreement. This Section 8 shall survive any expiration or termination of this Agreement.

9.Proprietary Rights. In addition, all work, work in progress, finished or unfinished work, data, property, inventions, improvements, designs, trade secrets or any other tangible or intangible results prepared, produced, arising from, relating to, or developed in connection with, the Services rendered by Consultant to Axalta, or involving the use of Axalta’s time, materials or facilities (collectively, “Works”) shall be deemed to be “works made for hire” within the meaning of the U.S. Copyright Act of 1976, as amended, and shall be the sole and exclusive property of Axalta and shall be Axalta’s Confidential Information. Consultant agrees to execute any documents as may be requested by Axalta, in a form satisfactory to Axalta, evidencing, vesting and protecting Axalta’s sole title and right of ownership in the Works. The covenants contained in this Section 9 shall run in favor of Axalta, its successors, assigns, subsidiaries and affiliates, and shall survive the expiration or earlier termination of this Agreement.

10.Notices. The parties agree that all notices under this Agreement will be in writing and will be either delivered personally to the receiving party, transmitted by facsimile transmission or electronic mail or sent by registered mail or reputable courier to, with respect to Consultant, the address set forth below the signature lines below, and with respect to Axalta, to its principal place of business, or such other addresses as may be furnished by either party to the other from time to time.

11.Termination. This Agreement and the Term may be terminated by Axalta immediately for Cause.

12.Indemnification. Axalta acknowledges and agrees that (a) Consultant’s provision of Services shall constitute “Corporate Status” for purposes of that certain Indemnification and Advancement Agreement, dated as of June 14, 2019, by and between Axalta and Consultant (the “Indemnification Agreement”), and (b) Consultant shall be entitled to the same rights under the Indemnification Agreement in connection with Consultant’s provision of the services as if Consultant were employed by Axalta during the provision thereof. Axalta’s obligations under this Section 12 shall not apply to the extent any loss or liability is the direct or indirect result of (x) the gross negligence, willful misconduct or fraud of Consultant, (y) the failure of Consultant to perform under, or his breach of, this Agreement or other written instructions from Axalta, or (z) the failure of Consultant to comply with any applicable legal requirement. This Section 12 shall survive any termination or expiration of this Agreement for any reason.

13.Limitation of Liability. EXCEPT FOR CLAIMS ARISING OUT OF (A) INDEMNIFICATION OBLIGATIONS HEREUNDER, (B) VIOLATION OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR OTHER RESTRICTIVE COVENANTS SET FORTH IN THE RESTRICTIVE

COVENANT AGREEMENT (AS DEFINED IN SECTION 15 BELOW), OR (C) THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY, UNDER NO CIRCUMSTANCES SHALL A PARTY BE LIABLE TO THE OTHER PARTY (I) FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR (II) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA, OR BUSINESS REPUTATION) ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 13 SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT FOR ANY REASON.

14.Independent Contractor. Consultant is retained only for the purposes and to the extent set forth in this Agreement, and his relationship to Axalta shall be that of an independent contractor. As such, Consultant shall be solely responsible for all necessary withholding of appropriate federal income tax, state income tax, and social security taxes. Consultant will not be eligible for any employee benefits from Axalta and will not be an agent or authorized representative of Axalta.

15.Entire Agreement / Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof; provided that for the avoidance of doubt (i) the provisions of that certain Executive Restrictive Covenant and Severance Agreement, dated as of June 14, 2019, by and between Axalta, Axalta Coating Systems, LLC and Consultant (the “Restrictive Covenant Agreement”) applicable to the period following termination of employment shall remain in full force and effect, (ii) the Indemnification Agreement shall remain in full force and effect, and (iii) all of Consultant’s Axalta equity award agreements, except as specifically set forth in Section 5 hereof, shall each remain in full force and effect. This Agreement may not be modified or amended except by a written instrument executed by both parties.

16.Successor and Assigns. The rights of Axalta under this Agreement may, without the consent of Consultant, be assigned by Axalta, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Axalta. Axalta will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of Axalta to expressly assume and to agree to perform this Agreement in the same manner and to the same extent that Axalta would be required to perform it if no such succession had taken place. The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by Axalta. As used in this Agreement, Axalta shall mean Axalta as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Consultant shall not be entitled to assign any of his rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

18.Waiver / Severability. No waiver of any breach or default hereunder shall be deemed a waiver of subsequent breach or default of the same, similar or related nature. No waiver shall be binding unless it is made in writing and signed by the party making the waiver. In the event any clause or portion of this Agreement shall be held invalid by any court, it is understood and agreed that such invalid clause or portion thereof shall have no effect upon the validity of other portions of this Agreement.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of law principles).

20.Agreement to Arbitrate. The parties acknowledge and agree that Paragraph 9 of the Restrictive Covenant Agreement governing settlement of controversies, claims or disputes by binding arbitration shall remain in full force and effect and shall apply with respect to any controversies, claims or disputes arising under or with respect to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BRIAN A. BERUBE	AXALTA COATING SYSTEMS LTD.

By:
	Name:	Chris Villavarayan
Address [ ]	Title:	Chief Executive Officer and President

EXHIBIT A
TO CONSULTING AGREEMENT

DESCRIPTION OF SERVICES / FEES

Description of Services: Consulting services related to supporting the legal and compliance functions of Axalta and the transition of Consultant’s responsibilities as an Axalta employee.

Fees: $27,000 per calendar month for up to forty (40) hours of Services each calendar month during the Term. If Consultant’s aggregate hours of Services for any calendar month during the Term exceed 40 hours, within 30 days following the end of the Term, Consultant shall invoice Axalta for such additional hours at a rate of $500 per hour, which invoice shall be payable within 45 days of receipt.

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